FORM 4

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


Check box if no longer subject to
Section 16. Form 4 or 5
obligations may continue. See
Instruction 1(b)

[ ]Form 3 Holding Reported
[X]Form 4 Transactions Reported


1. Name and Address of Reporting Person

   Mullikin    Dave        L.
   (Last)     (First)   (Middle)

  200 Main Street
     (Street)

  Kansas city,   MO       64105
  (City)       (State)    (Zip)



2. Issuer Name and Ticker or Trading Symbol

   SearchHound.com, Inc. SRHN


3. IRS or Social    Security Number of
   Reporting Person
   (Voluntary)


4. Statement for
   Month/Year

   03/02


5. If Amendment,
   Date of Original
   (Month/Year)



6. Relationship of Reporting Person to Issuer
	(Check all applicable)
   X    Director	_____10% Owner

   X    Officer (give   _____Other (specify
	     title                  below)
	     below)

   President and CEO


7.  Individual or Joint/Group Filing
     (Check applicable line)

    X    Form Filed by one Reporting Person
         Form Filed by more than one Reporting Person


Table 1 - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security
   (Instr. 3)

   Common Stock


2. Transaction   Transaction   Securities Acquired(A)	Amount of      Ownership
   Date		 Code	       or Disposed of(D)	Securities     Form:
   (Month/	(Instr. 8)     (Instr. 3, 4 		Beneficially   Direct(D)
   Day/Year)			and 5)			Owned at End   Indirect
   			       (Amount) (A/D) (Price)	Of Month       (I)



   03/09/02			 25,000  A    0.02			D
   03/09/02			169,594  A    0.0178	910,265		D



Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.	(Over)
(Print or Type Response)





FORM 4 (continued)

Table II []Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security
   (Instr. 3)



2.Conversion or Exercise of Price of Derivative Security




3.Transaction Date
  (Month/Day/Year)



4.Transaction Code
  (Instr. 8)



5.Number of Derivative Securities Acquired
  (A) or Disposed of (D)
  (Instr. 3, 4, and 5)

    (A)       (D)


6.Date Exercisable and Expiration Date
  (Month/Day/Year)

   Date Exercisable  Expiration Date



7.Title and Amount of Underlying Securities
  (Instr. 3 and 4)

   Title         Amount or Number of Shares




8.Price of Derivative Security
  (Instr. 5)



9.Number of Derivative Securities Beneficially
  Owned at End of Year
  (Instr. 4)



10.Ownership of Derivative Security:
   Direct (D) or Indirect (I)
   (Instr. 4)



11.Nature of Indirect Beneficial Ownership
   (Instr. 4)







Explanation of Responses:





  /s/ Dave L. Mullikin                        April 10, 2002
**Signature of Reporting Person			Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


	Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see
Instruction 6 for procedure.